CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the use, in this Form S-1, of our report included herein dated July 14, 2010 with respect to the balance sheet of EDUtoons, Inc., a development stage company, as of June 30, 2010 and the related statement of operations, changes in stockholders’ equity, and cash flows for the period from April 28, 2010 (inception) to June 30, 2010. We also consent to the use of our name as it appears under the caption “Experts.”

Wei, Wei & Co., LLP
New York, New York
August 5, 2010